Exhibit 99.1

Press Release Dated October 21, 2015

NEWS RELEASE

October 21, 2015

Farmers Capital Bank Corporation Announces Third Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) reported net income of $3.8 million or $.51 per common share for the third quarter and $11.4 million or $1.47 per common share for the first nine months of 2015. Net income for the current quarter increased $330 thousand or 9.4% compared with the current-year second quarter. On a per common share basis, net income increased $.07 or 15.9% in the linked quarter comparison. Compared to their respective year ago periods, net income decreased $275 thousand or 6.7% for the current quarter and $893 thousand or 7.3% for the first nine months. On a per common share basis, net income increased $.02 or 4.1% when compared with the prior-year third quarter and $.03 or 2.1% in the nine-month comparison. The Company’s redemption of its preferred shares beginning in the second quarter of 2014 has positively impacted net income available to common shareholders in each of the comparable periods.

“High quality loan growth remains a challenge, but the modest increase we had in loans during the second quarter held steady, with an overall increase of $1.8 million for the current quarter,” says Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “Loans are up for the quarter despite the early payoff of two larger-balance credits totaling $9.8 million. The back-to-back quarterly increase in net loans marks the first consecutive quarterly increase since the first quarter of 2009. While we continue to maintain our strong underwriting standards, current loan demand is encouraging.”

“We continue to make progress reducing the level of our nonperforming assets, which are at the lowest level since the first quarter of 2009,” Mr. Hillard continues. “Over the past four quarters nonaccrual loans have declined $7.3 million or 47%, including $7.0 million from principal repayments. Repossessed real estate has decreased in each of the last five quarters and is at the lowest level in six years. Excluding performing restructured loans, which make up 75% of our nonperforming loans, our ratio of nonperforming assets to total assets is 1.8%.”

A summary of nonperforming assets follows for the periods indicated.

(In thousands)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Nonaccrual loans	$8,201	$9,921	$11,113	$11,508	$15,530
Loans 90 days or more past due and still accruing	-	-	2	-	-
Restructured loans	24,155	24,272	25,833	24,429	25,289
Total nonperforming loans	32,356	34,193	36,948	35,937	40,819

Other real estate owned	22,868	26,214	29,700	31,960	34,766
Other foreclosed assets	-	39	66	52	25
Total nonperforming assets	$55,224	$60,446	$66,714	$67,949	$75,610

Ratio of total nonperforming loans to total loans	3.5%	3.7%	4.0%	3.9%	4.3%
Ratio of total nonperforming assets to total assets	3.1	3.5	3.7	3.8	4.3

Farmers Capital Bank Corporation * Page 1 of 7

Activity during the current quarter for nonaccrual loans, restructured loans, and other real estate owned follows:

(In thousands)	Nonaccrual Loans	Restructured Loans	Other Real Estate Owned
Balance at June 30, 2015	$9,921	$24,272	$26,214
Additions	705	-	-
Principal paydowns	(1,083)	(117)	-
Transfers to performing status	(420)	-	-
Transfers to other real estate owned and other changes, net	(799)	-	799
Charge-offs/write-downs	(123)	-	(29)
Proceeds from sales	-	-	(3,978)
Net loss on sales	-	-	(138)
Balance at September 30, 2015	$8,201	$24,155	$22,868

Nonaccrual loans decreased $1.7 million or 17.3% during the quarter, driven mainly by principal payments received of $1.1 million. Principal paydowns include $338 thousand related to a single larger-balance residential real estate credit and $227 thousand related to one larger-balance credit secured by a real estate development project. Restructured loans decreased $117 thousand or 0.5% related to principal payments.

Other real estate owned properties with an aggregate carrying value of $4.1 million were sold during the quarter with a related loss of $138 thousand. Property sales for the quarter include three larger-balance commercial real estate properties sold for $2.7 million and related $174 thousand net loss in the aggregate. The company also sold one larger-balance real estate development property for $547 thousand resulting in a gain of $26 thousand.

The allowance for loan losses was $11.3 million or 1.21% of loans outstanding at September 30, 2015. At June 30, 2015 and December 31, 2014, the allowance for loan losses was $12.2 million or 1.31% and $14.0 million or 1.50% of loans outstanding, respectively. Net loan charge-offs were $24 thousand in the current three months, down $119 thousand from $143 thousand in the linked quarter. Net loan charge-offs as a percentage of outstanding loans were less than 0.01% for the current quarter compared with 0.02% for the linked quarter. Loans were $935 million at quarter-end, an increase of $1.8 million or 0.2% compared with $933 million for the linked quarter. The increase in loans marks the first back-to-back quarterly increase since the fourth quarter of 2008 and the first quarter of 2009.

Third Quarter 2015 Compared to Second Quarter 2015

●

Net income was $3.8 million for the third quarter of 2015, an increase of $330 thousand or 9.4% compared to the linked quarter. On a per common share basis, net income was $.51, an increase of $.07 or 15.9%. Per common share earnings were boosted $.03 in the comparison due to a reduction in preferred stock dividends. The increase in net income is primarily attributed to a higher credit to the provision for loan losses of $634 thousand, partially offset by lower net interest income of $608 thousand. Noninterest income increased $181 thousand and noninterest expense decreased $193 thousand.

●

The Company recorded a credit to the provision for loan losses of $898 thousand and $264 thousand for the current and linked quarter, respectively. Overall credit quality metrics, including net charge-offs, continued to trend positive. Annualized net charge-offs are at the lowest level since prior to the recession of 2008 and 2009. Watch list and substandard loans each declined during the quarter. Nonaccrual loans and restructured loans decreased $1.7 million or 17.3% and $117 thousand or 0.5%, respectively. Early stage delinquencies (loans which are past due between 30 to 89 days) remain near five-year lows.

●

The $608 thousand decrease in net interest income was driven by lower interest income of $598 thousand or 3.8% and higher interest expense of $10 thousand or 0.5%. Interest income on loans decreased $452 thousand or 3.7%. Interest income during the second quarter was boosted $361 thousand by accretion related to a loan purchased at a discount during the first quarter.

●

Net interest margin was 3.25% for the current quarter, a decrease of 15 basis points from 3.40% in the linked quarter. Net interest spread was 3.09% and 3.25% in the current and linked quarters, respectively. Overall cost of funds increased one basis point to 0.68%. Net interest margin and spread for the linked quarter includes $361 thousand of accretion related to a loan purchased at a discount during the first quarter of 2015. Accretion was recognized over the contractual life of the purchased loan, which ended in June 2015. There is no further accretion to be recognized on this loan.

Farmers Capital Bank Corporation * Page 2 of 7

●

Noninterest income was $5.7 million for the current quarter, up $181 thousand or 3.3% in the comparison. The most significant components of the increase include higher nondeposit service charges, commissions, and fees and trust income of $95 thousand or 7.1% and $84 thousand or 14.4%, respectively. Nondeposit service charges, commissions, and fees include a nonrecurring fee of $63 thousand received during the current quarter related to credit card merchant activity. Trust income included a nonrecurring fee of $73 thousand during the current quarter. The most significant decreases include a decline from net gains on the sale of investment securities of $47 thousand and lower allotment processing fees of $36 thousand or 3.3% due to decreased volume.

●

Noninterest expenses were $14.3 million, down $193 thousand or 1.3% from the linked quarter. The decrease was driven by lower repossessed real estate expenses of $464 thousand and a decrease related to salaries and employee benefits of $78 thousand or 1.0%. These were partially offset by higher legal fees of $103 thousand or 54.5% and higher equipment expenses of $82 thousand or 13.5%.

●

The decrease in repossessed real estate expense was driven by lower impairment charges of $537 thousand. The linked quarter included impairment charges on two separate commercial real estate properties totaling $307 thousand in the aggregate. The decrease in salaries and employee benefits expense relates to a lower average number of full-time equivalent employees. The increase in legal fees relates mainly to previously identified problem loan activity in the normal course of business. The increase in equipment expense was related mainly to increased depreciation.

●

Income tax expense was $1.4 million for the current quarter, an increase of $70 thousand or 5.1% from the linked quarter. The effective income tax rates were 27.3% and 28.1% for the current and linked quarter, respectively.

Third Quarter 2015 Compared to Third Quarter 2014

●

Net income was $3.8 million for the third quarter of 2015, a decrease of $275 thousand or 6.7% compared to the third quarter of 2014. On a per common share basis, net income was $.51, up $.02 or 4.1%. Per common share net income was positively impacted by the Company’s redemption of its outstanding preferred shares, which decreased preferred dividends. The preferred share redemptions took place in three separate transactions of 10,000 shares each, beginning in the second quarter of 2014 and concluding in June 2015.

●

The decrease in net income is primarily attributed to a lower credit to the provision for loan losses of $638 thousand or 41.5%, lower net interest income of $498 thousand or 3.7%, and lower noninterest income of $453 thousand or 7.4%. These were partially offset by a decrease to noninterest expense of $1.5 million or 9.3%.

●

The Company recorded a credit to the provision for loan losses of $898 thousand and $1.5 million for the current and year-ago quarters, respectively. The credit to the provision reflects the overall improvements in the credit quality of the loan portfolio. Watch list and substandard loans have each declined from a year ago, with substandard loans experiencing a decrease of $22.5 million or 34.0%. Nonaccrual loans and restructured loans decreased $7.3 million or 47.2% and $1.1 million or 4.5%, respectively. Early stage delinquencies were 0.21% of total loans, down from 0.32% compared to a year ago and remain near five-year lows.

●

The $498 thousand decrease in net interest income was driven by lower interest income of $853 thousand or 5.3%, partially offset by a decrease in interest expense of $355 thousand or 14.1%. Interest income on loans and investment securities decreased $522 thousand or 4.2% and $332 thousand or 9.5%, respectively. Interest expense on deposits decreased $305 thousand or 29.6% in the comparison.

●

Net interest margin was 3.25% for the current quarter, down eight basis points compared with 3.33% a year earlier. Net interest spread was 3.09% and 3.18% in the current and year-ago quarters, respectively. Overall cost of funds decreased eight basis points to 0.68%.

●

Noninterest income was $5.7 million for the current quarter, a decrease of $453 thousand or 7.4% compared to a year ago. The decrease in noninterest income is attributed mainly to lower income from company-owned life insurance due to a tax-free death benefit that exceeded the cash surrender value by $276 thousand during the year-ago quarter. Allotment processing fees decreased $210 thousand or 16.5% due to lower processing volume. Trust income decreased $145 thousand or 17.9%. The decrease was driven by an unusually large nonrecurring estate fee of $250 thousand recorded during the prior-year third quarter, partially offset by a nonrecurring fee of $73 thousand in the current quarter.

Farmers Capital Bank Corporation * Page 3 of 7

●

The most significant components of noninterest income to increase include nondeposit service charges, commissions, and fees of $126 thousand or 9.6% and net gains on the sale of mortgage loans of $97 thousand or 78.9%. The increase in nondeposit service charges, commissions, and fees was driven by a nonrecurring fee of $63 thousand received during the current quarter related to credit card merchant activity and higher interchange fees of $35 thousand or 4.8% due to higher transaction volume. The higher net gains on sale of mortgage loans relates to higher sales volume of $1.7 million or 25.7%.

●

Noninterest expenses were $14.3 million, a decrease of $1.5 million or 9.3% in the comparison. The decrease was driven by lower expenses related to repossessed real estate of $1.7 million or 86.7%, which include lower development, maintenance, and operating costs of $765 thousand and lower impairment charges of $633 thousand.

●

The most significant increases to noninterest expense in the comparison include salaries and employee benefits of $244 thousand or 3.2%, followed by data processing and communication expense of $135 thousand or 13.8%. Salaries and related payroll taxes were up $161 thousand or 2.7%. Employee benefits increased $85 thousand or 5.8%, mainly due to an increase in the actuary-determined postretirement benefit expense. The increase in data processing and communication expense was led by higher costs related to technology updates in the normal course of business.

●

Income tax expense was $1.4 million, an increase of $156 thousand compared to $1.3 million for the third quarter of 2014. The effective income tax rates were 27.3% and 23.8% for the current and year-ago quarters, respectively. The prior-year third quarter included tax-free revenue related to a death benefit from company-owned life insurance which lowered the effective tax rate.

Nine-month Comparison

●

Net income was $11.4 million for the first nine months of 2015, a decrease of $893 thousand or 7.3% compared to the first nine months of 2014. On a per common share basis, net income was $1.47, up $.03 or 2.1%. Per common share net income was positively impacted by the Company’s redemption of its outstanding preferred shares, which decreased preferred dividends by $1.2 million in the comparison. The preferred share redemptions took place in three separate transactions of 10,000 shares each, beginning in the second quarter of 2014 and concluding in June 2015.

●

The decrease in net income is primarily attributed to lower net interest income of $1.3 million or 3.2%, and a decrease in noninterest income of $868 thousand or 5.0%. These amounts were partially offset by lower noninterest expense of $1.2 million or 2.8%.

●

The decrease in net interest income resulted from a decline in interest income of $2.6 million or 5.4%, partially offset by a decrease in interest expense of $1.3 million or 16.5%. Interest income on loans and investment securities decreased $1.8 million or 4.6% and $896 thousand or 8.3%. Interest expense on deposits decreased $1.1 million or 31.6%.

●

Net interest margin was 3.30% for the first nine months of 2015, a decrease of eight basis points compared to 3.38% a year earlier. Net interest spread was 3.15% and 3.22% in the current and prior year periods. Overall cost of funds decreased 11 basis points to 0.68%. Net interest margin and spread for the current nine months includes $482 thousand of accretion related to a loan purchased at a discount during the first quarter of 2015. Accretion was recognized over the contractual life of the purchased loan, which ended in June 2015. There is no further accretion to be recognized.

●

The Company recorded a credit to the provision for loan losses of $2.7 million and $2.8 million for the current and year-ago periods, respectively. Nonperforming loans, early stage delinquencies, and loans graded as substandard have each declined in the comparison. Historical loss rates have also improved as a result of lower recent charge-off activity. Annualized net charge-offs are at the lowest level in over ten years. While historical loss rates may continue improving in the near term due to elevated charge-offs falling out of the look-back period, this improvement may not necessarily correlate to a lower provision for loan losses. Other qualitative factors, such as changes in loan volume, the overall makeup of the portfolio, economic conditions, and other risk factors applied to historical loss rates may offset to some degree the impact of decreases to the historical loss rates.

●

Noninterest income was $16.6 million for the current period, a decrease of $868 thousand. The decrease was driven mainly by lower allotment processing fees of $437 thousand or 11.5%, lower income related to the Company’s equity interest in its tax credit partnerships, and lower income from company-owned life insurance. Allotment processing fees declined due to lower processing volume. The Company recorded income of $358 thousand related to its tax credit partnerships in the prior year compared to none for the current year. Income from company-owned life insurance decreased due to a tax-free death benefit that exceeded the cash surrender value by $276 thousand in the third quarter of 2014.

Farmers Capital Bank Corporation * Page 4 of 7

●

The Company recorded a net gain on the sale of investment securities of $163 thousand in the current period compared to a net loss of $67 thousand for the prior year period. The net loss in the prior year was driven by $95 thousand related to municipal bonds called prior to maturity related to Federal budget sequestration events and the Build America Bond program.

●

The Company recorded a net gain on the sale of mortgage loans of $558 thousand, up $215 thousand or 62.7%. The net gain on the sale of mortgage loans for the prior year includes a nonrecurring loss of $92 thousand, made up of a $46 thousand loss related to a group of loans reclassified from held for sale to held for investment and a group of loans sold for a loss of $46 thousand.

●

Noninterest expenses were $43.3 million, down $1.2 million in the comparison. The most significant components impacting noninterest expense include a decrease in expenses related to repossessed real estate of $2.9 million or 74.0% and a decrease in deposit insurance expense of $126 thousand or 9.5%, partially offset by an increase in salaries and employee benefits of $1.7 million or 7.8% and an increase in data processing and communication expense of $290 thousand or 9.8%.

●

The decrease in expenses related to repossessed real estate properties was driven by lower impairment charges of $1.5 million or 71.3% and lower development, maintenance, and operating costs of $1.0 million. The current year period includes a net loss on the sale of properties of $129 thousand, a decrease of $417 thousand or 76.4% compared with a loss of $546 thousand in the prior period.

●

Salaries and related payroll taxes increased $885 thousand or 4.9% in the nine-month comparison. Employee benefits increased $842 thousand or 21.0%, driven mainly by claims activity related to the Company’s self-funded health insurance plan and an increase in the actuary-determined postretirement benefit expense. Data processing and communication expense increased mainly due to higher costs related to technology updates in the normal course of business.

●

Income tax expense was $4.2 million for the current nine months, a decrease of $149 thousand or 3.4% compared to $4.4 million for 2014. The effective income tax rates were 27.0% and 26.2% for the current and year-ago periods, respectively.

Balance Sheet

●

Total assets were $1.8 billion at September 30, 2015, an increase of $14.3 million or 0.8% from June 30, 2015. Cash and cash equivalents increased $26.2 million or 32.1%. Investment securities and other real estate owned are down $9.8 million or 1.6% and $3.3 million or 12.8%, respectively. Loans increased $1.8 million or 0.2% during the quarter.

●

The increase in cash and cash equivalents is partially a result of the Company’s overall net funding position, which included a decrease in investment securities of $9.8 million or 1.6% and an increase in short-term borrowings of $7.4 million or 27.0%. The Company also received four larger-balance temporary deposits at quarter-end that totaled $7.8 million.

●

Loans outstanding were up $1.8 million or 0.2% for the quarter, which represents the second consecutive quarterly net increase. Loans increased during the quarter despite early payoffs of two larger credits totaling $9.8 million.

●

The allowance for loan losses was $11.3 million or 1.21% of loans outstanding at September 30, 2015 compared with $12.2 million or 1.31% at June 30, 2015. Net loan charge-offs were $24 thousand for the current quarter, down $119 thousand from $143 thousand in the linked quarter. Net loan charge-offs as a percentage of outstanding loans were less than 0.01% for the current quarter and remain near five-year lows.

●

Nonperforming loans decreased $1.8 million or 5.4% during the quarter, made up of decreases in nonaccrual loans and performing restructured loans of $1.7 million or 17.3% and $117 thousand or 0.5%, respectively. The decrease in nonperforming loans was driven by principal payments in the amount of $1.2 million. The ratio of nonperforming loans to total loans was 3.5% at September 30, 2015, down from 3.7% at June 30, 2015. This is the lowest level since the third quarter of 2009 and down 513 basis points from a peak of 8.6% at March 31, 2010.

Farmers Capital Bank Corporation * Page 5 of 7

●

The decrease in the allowance for loan losses for the quarter was driven by a combination of an $898 thousand credit to the provision for loan losses and net charge-offs of $24 thousand. The lower allowance reflects further improvement in historical loss rates and overall credit quality. While historical loss rates may continue improving in the near term due to elevated charge-offs falling out of the look-back period, this improvement may not necessarily correlate to a lower provision for loan losses. Other qualitative factors, such as changes in loan volume, the overall makeup of the portfolio, economic conditions, and other risk factors applied to historical loss rates may offset to some degree the impact of decreases to the historical loss rates.

●

Total nonperforming assets were $55.2 million, a decrease of $5.2 million or 8.6% for the quarter. This represents the lowest balance since the first quarter of 2009. Other real estate owned was $22.9 million at quarter-end, a decrease of $3.3 million or 12.8% compared to $26.2 million at the end of the linked quarter. The decrease was driven by sales activity, including four larger-balance properties that sold for $3.2 million with a $148 thousand net loss in the aggregate.

●

Total deposits were $1.4 billion at quarter-end, a decrease of $2.7 million or 0.2% compared with the linked-quarter. Noninterest bearing deposit balances increased $3.4 million or 1.2%. Interest bearing deposits decreased $6.2 million or 0.6%. Deposit totals are down as a result of a strategy to lower overall cost of funds by allowing higher-rate time deposits to roll off or reprice to other lower rate deposit products. The decrease in total deposits was partially offset by four larger-balance temporary deposits totaling $7.8 million received at quarter-end.

●

Short-term borrowings were $34.8 million, an increase of $7.4 million or 27.0% from the linked quarter. The increase is attributed to short-term repurchase agreements entered into with commercial depositors during the normal course of business. Long-term borrowings were unchanged at $169 million.

●

Shareholders’ equity was $174 million, up $5.8 million compared with $168 million at June 30, 2015. The increase was driven by net income of $3.8 million and an increase in other comprehensive income of $1.9 million. The increase in other comprehensive income was attributed to an increase in the after-tax unrealized gain related to the available for sale investment securities portfolio which was driven by a decrease in the level of market interest rates.

●

On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for each of the Company’s subsidiary banks exceeds “well-capitalized.”

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 35 banking locations in 22 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation * Page 6 of 7

Consolidated Financial Highlights-Unaudited

(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Interest income	$15,123	$15,721	$15,976	$46,064	$48,681
Interest expense	2,158	2,148	2,513	6,523	7,812
Net interest income	12,965	13,573	13,463	39,541	40,869
Provision for loan losses	(898)	(264)	(1,536)	(2,707)	(2,792)
Net interest income after provision for loan losses	13,863	13,837	14,999	42,248	43,661
Noninterest income	5,689	5,508	6,142	16,638	17,506
Noninterest expenses	14,281	14,474	15,751	43,265	44,504
Income before income tax expense	5,271	4,871	5,390	15,621	16,663
Income tax expense	1,439	1,369	1,283	4,213	4,362
Net income	$3,832	$3,502	$4,107	$11,408	$12,301

Net income	$3,832	$3,502	$4,107	$11,408	$12,301
Less preferred stock dividends and discount accretion	-	170	450	395	1,550
Net income available to common shareholders	$3,832	$3,332	$3,657	$11,013	$10,751

Basic and diluted net income per common share	$.51	$.44	$.49	$1.47	$1.44

Averages
Loans, net of unearned interest	$936,988	$931,768	$960,914	$930,775	$977,759
Total assets	1,766,526	1,787,331	1,792,338	1,787,648	1,802,094
Deposits	1,368,246	1,387,982	1,388,656	1,388,703	1,396,020
Shareholders’ equity	169,931	176,238	177,612	174,025	176,575

Weighted average common shares outstanding – basic and diluted	7,495	7,492	7,485	7,492	7,482

Return on average assets	.86%	.79%	.91%	.85%	.91%
Return on average equity	8.95%	7.97%	9.17%	8.76%	9.31%

	September 30, 2015	June 30, 2015	December 31, 2014
Cash and cash equivalents	$107,855	$81,622	$100,914
Investment securities	612,199	622,000	630,116
Loans, net of allowance of $11,277, $12,199, and $13,968	923,868	921,106	917,975
Other assets	120,833	125,685	133,601
Total assets	$1,764,755	$1,750,413	$1,782,606

Deposits	$1,356,468	$1,359,174	$1,387,161
Federal funds purchased and other short-term borrowings	34,757	27,359	28,590
Other borrowings	169,085	169,120	168,694
Other liabilities	30,867	26,983	25,232
Total liabilities	1,591,177	1,582,636	1,609,677

Shareholders’ equity	173,578	167,777	172,929
Total liabilities and shareholders’ equity	$1,764,755	$1,750,413	$1,782,606

End of period tangible book value per common share[1]	$23.14	$22.36	$21.69
End of period per common share closing price	24.85	28.43	23.29

1 Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

Farmers Capital Bank Corporation  *  Page 7 of 7